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[LOGO OF HEALTHCARE FINANCIAL APPEARS HERE]


September 26, 1997


Mr. Howard Widra
3003 Van Ness Street, N.W.
Apt. 1019W
Washington, DC 20008



Dear Howard:


In connection with the granting of 25,000 options with an exercise price of $28.25 on September 24, 1997 (the "Options"), Healthcare Financial Partners ("HCFP") hereby agrees with you as follows:


     If on the date that you exercise all or any portion of the Options the closing price of HCFP Common Stock is greater than $24.00 per share. HCFP will pay you, in cash, an amount equal to the lesser of (a) the difference between the closing price of HCFP Common Stock on the date of exercise and $24.00, or (b) $4.25, which amount shall be multiplied by the number of Options exercised on that date.


The provision described above applies to all or any part of the Options without regard to any prior exercise of the foregoing provision.

Notwithstanding anything in this agreement to the contrary, this agreement should be interpreted so that the economic effect of the Options, when combined with the foregoing provision, is that the Options were granted at an exercise price of $24.00 per share as opposed to $28.25 per share.


This letter agreement shall be binding on HCFP, its successors and assigns.


Very truly yours,

HEALTHCARE FINANCIAL PARTNERS, INC.


By:  /s/ Edward P. Nordberg, Jr.
   -------------------------------
   Edward P. Nordberg, Jr.
   Executive Vice President and
   Chief Financial Officer